Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of Minera Santa Cruz S.A.:

We have audited the accompanying financial statements of Minera Santa Cruz S.A. which comprise the statements of financial position as at December 31, 2020 and 2019, and the related statements of  profit (loss) and other comprehensive profit (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minera Santa Cruz S.A. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

City of Buenos Aires, Argentina

June 29, 2021

/S/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L Member of Ernst & Young Global

Minera Santa Cruz S.A.

Statements of profit (loss) and other comprehensive profit (loss)

For the years ended 31 December 2020, 2019 and 2018

	Notes	2020 US$000	2019 US$000	2018 US$000
Revenue	3	206,098	250,715	205,365
Cost of sales	4	(147,103)	(169,799)	(177,078)
Gross profit		58,995	80,916	28,287
Administrative expenses	5	(5,963)	(6,603)	(7,220)
Exploration expenses	6	(10,445)	(10,632)	(5,016)
Selling expenses	7	(11,704)	(19,444)	(7,997)
Other income	9	9,779	478	1,890
Other expenses	9	(4,757)	(5,721)	(8,086)
Profit before net finance income (costs), foreign exchange loss and income tax		35,905	38,994	1,858
Finance income	10	1,272	1,186	1,771
Finance costs	10	(16,746)	(5,042)	(2,612)
Foreign exchange		(2,964)	178	(8,036)
Profit (Loss) before income tax		17,467	35,316	(7,019)
Current and deferred income tax (expense) recovery	21	(6,542)	(9,297)	(4,791)
Profit (Loss) for the year		10,925	26,019	(11,810)
Other comprehensive income		-	-	-
Profit (Loss) and Comprehensive Profit (Loss) for the year		10,925	26,019	(11,810)

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statements of financial position

As at  31 December 2020 and 2019

	Notes	As at 31 December 2020 US$000	As at 31 December 2019 US$000
ASSETS
Non-current assets		166,671	164,281
Property, plant and equipment	11	154,408	150,284
Evaluation and exploration assets	12	6,090	6,830
Intangible assets	13	5,296	5,539
Trade and other receivables	14	877	1,628

Current assets		94,923	81,562
Inventories	15	21,184	27,105
Trade and other receivables	14	35,843	37,023
Short-term investments		2,382	-
Cash and cash equivalents	16	35,514	17,434

Total assets		261,594	245,843
EQUITY AND LIABILITIES
Capital and reserves		159,359	149,136
Equity share capital	20	110,132	110,132
Other reserves		170,506	136,235
Retained earnings		(121,279)	(97,231)

Non-current liabilities		62,721	57,973
Trade and other payables	17	747	835
Provisions	19	28,665	24,914
Deferred income tax liabilities	21	33,309	32,224

Current liabilities		39,514	38,734
Trade and other payables	17	28,886	38,734
Borrowings	18	10,628	-
Total liabilities		102,235	96,707
Total equity and liabilities		261,594	245,843

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statements of cash flows

For the years ended 31 December 2020, 2019 and 2018

		Year ended 31 December
	Notes	2020 US$000	2019 US$000	2018 US$000
Cash flows from operating activities
Profit (Loss) before tax		17,467	35,316	(7,019)
Non-cash adjustment to reconcile profit for the year to net cash flows
Depreciation of property, plant and equipment	11	31,262	51,598	52,335
Amortization and depreciation of intangible assets	13	562	1,313	1,343
Impairment reversal	11,12,13	(8,304)	-	-
Disposal of property, plant and equipment	11	552	496	234
Other non cash	9, 10	(882)	885	5,751
Impact of change of estimated discount rate for Value Added Tax (VAT) and other receivables	10	(214)	1,119	1,664
Other interest	10	-	(965)	-
Working capital adjustments
Decrease/(Increase) in trade and other receivables		2,145	(74)	(1,396)
Decrease/(Increase) in inventories		5,921	(7,252)	4,368
(Decrease)/Increase in trade payables		(13,576)	(484)	3,404
Increase/(Decrease) in other payables		2,427	(853)	(8,496)
Income tax paid		(1,817)	(6,223)	(12,390)
Net cash flows generated from operating activities		35,543	74,876	39,798
Investing activities
Purchase of property, plant and equipment, evaluation and exploration and intangible assets	11,12,13	(24,973)	(43,591)	(44,008)
Short term investments		(2,382)	-	-
Net cash flows used in investing activities		(27,355)	(43,591)	(44,008)
Financing activities
Increase/(Decrease) of borrowings, net	18	12,732	(5,814)	(2,759)
Cash interest paid	18	(2,139)	(233)	(236)
Dividends paid	22	(701)	(18,117)	(21,193)
Net cash flows generated from (used in) financing activities		9,892	(24,164)	(24,188)
Net increase (decrease) in cash and cash equivalents during the year		18,080	7,121	(28,398)
Cash and cash equivalents at beginning of year		17,434	10,313	38,711
Cash and cash equivalents at end of year	16	35,514	17,434	10,313

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Statement of changes in equity

For the years ended 31 December 2020, 2019 and 2018

	Notes	Equity share capital US$000	Legal reserve US$000	Other reserves US$000	Currency translation adjustment US$000	Total other reserves US$000	Retained earnings US$000	Total equity US$000
Balance at 1 January 2018		110,132	12,513	145,034	2,685	160,232	(90,747)	179,617
Dividends	22	-	-	(26,610)	-	(26,610)	-	(26,610)
Legal reserve		-	-	-	-	-	-	-
Other reserves (*)		-	-	30,074	-	30,074	(30,074)	-
Loss for the year		-	-	-	-	-	(11,810)	(11,810)
Balance at 31 December 2018		110,132	12,513	148,498	2,685	163,696	(132,631)	141,197
Dividends	22	-	-	(18,080)	-	(18,080)	-	(18,080)
Legal reserve		-	-	-	-	-	-	-
Other reserves (*)		-	-	(9,381)	-	(9,381)	9,381	-
Profit for the year		-	-	-	-	-	26,019	26,019
Balance at 31 December 2019		110,132	12,513	121,037	2,685	136,235	(97,231)	149,136
Dividends	22	-	-	(702)	-	(702)	-	(702)
Legal reserve		-	1,749	-	-	1,749	(1,749)	-
Other reserves (*)		-	-	33,224	-	33,224	(33,224)	-
Profit for the year		-	-	-	-	-	10,925	10,925
Balance at 31 December 2020		110,132	14,262	153,559	2,685	170,506	(121,279)	159,359

(*)	In accordance with Shareholders meeting as of March 26, 2018, June 5, 2019 and May 21, 2020 based on statutory purposes financial statements.

The accompanying notes are an integral part of these financial statements.

Minera Santa Cruz S.A.

Notes to the financial statements

For the years ended 31 December 2020, 2019 and 2018

1. Company information

Minera Santa Cruz S.A. (the “Company” or “MSC”) was incorporated in 2001. The Company is a limited company incorporated and domiciled in Sargento Cabral 124, Comodoro Rivadavia, Chubut, Argentina.

The Company’s principal business is the mining, processing and sale of silver and gold. Information on the parent is presented in Note 23.

For management purposes, the Company is organized into one business unit; therefore, there is only one reporting segment according to IFRS 8, ‘Operating Segments’.

The financial statements of Minera Santa Cruz S.A. for the years ended 31 December 2020, 2019 and 2018 were authorized for issue in accordance with a resolution of the directors on 29 June 2021.

2. Basis of preparation and significant accounting policies

2.A Basis of preparation

2.A.1 Overview

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The basis of preparation and accounting policies used in preparing the financial statements for the years ended 31 December 2020, 2019 and 2018 are set out below. The financial statements have been prepared on a historical cost basis, except for derivative financial instruments which have been measured at fair value.

The financial statements are presented in US dollars and all values are rounded to the nearest thousand (US$ thousand), except where otherwise indicated.

2.A.2 Foreign currencies

The Company’s financial information is presented in US dollars, which is the Company’s functional currency. The functional currency for the Company is determined by the currency of the primary economic environment in which it operates.

Transactions denominated in currencies other than the functional currency of the entity are recorded in the functional currency using the exchange rate prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rate prevailing at the statement of financial position date. Exchange gains and losses on settlement of foreign currency transactions which are translated at the rate prevailing at the date of the transactions, or on the translation of monetary assets and liabilities which are translated at period-end exchange rates, are recorded in the income statement.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated to the functional currency at the foreign exchange rate prevailing at the date of the transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

2.B Significant accounting judgments, estimates and assumptions

The preparation of the Company´s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on information available at the time of financial statements preparations. These assumptions may change in the future due to market changes or circumstances arising beyond the control of the Company and the impact on the financial statements could be material.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

Significant areas of estimation uncertainty and critical judgments made by management in preparing the financial statements include:

Significant estimates:

●	Useful lives of assets for depreciation and amortization purposes – Note 2.E (e), (f) and (h)

Estimates are required to be made by management as to the useful lives of assets. For depreciation calculated under the units-of-production (“UOP”) method, estimated recoverable reserves and resources are used in determining the depreciation and/or amortization of mine-specific assets. This results in a depreciation/amortization charge proportional to the depletion of the anticipated remaining life of-mine production. Each item’s life, which is assessed annually, has regard to both its physical life limitations and to present assessments of economically recoverable reserves and resources of the mine property at which the asset is located. These calculations require the use of estimates and assumptions, including the amount of recoverable reserves and resources. Changes are accounted for prospectively.

●	Ore reserves and resources – Note 2.E (g)

There are numerous uncertainties inherent in estimating ore reserves and resources. Assumptions that are valid at the time of estimation may change significantly when new information becomes available. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of reserves and resources and may, ultimately, result in changes to reserves and resources.

●	Recoverable values of mining assets – Notes 2.E (e), (f), (h) and Notes 11, 12 and 13

The company assesses, at each reporting date, whether there is an indication that an asset or cash-generating unit (‘CGU’) may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s or CGU’s recoverable amount. The recoverable amount is the higher of an asset’s or CGU’s fair value less costs of disposal (‘FVLCD’) and its value in use.

The assessment of asset carrying values requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of the property, plant and equipment and evaluation and exploration assets and intangibles assets.

The company has reversed some of the previously recognised impairment charge. This reversal resulted from a positive change in the estimates used to determine the CGU’s recoverable amount since the impairment loss was initially recognised. The reversal of the previously booked impairment charge is included in the statement of profit (loss) and other comprehensive income (loss) as part of other income.

●	Mine closure costs – Note 2.E (m)

The Company assesses its mine closure costs provision annually. Significant estimates and assumptions are made in determining the provision for mine closure cost as there are numerous factors that will affect the ultimate liability payable. These factors include estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes, cost increases, mine life and changes in discount rates. Those uncertainties may result in future actual expenditures differing from the amounts currently provided. The provision at the balance sheet date represents management’s best estimate of the present value of the future closure costs required. Changes to estimated future costs are recognized in the balance sheet by adjusting the mine closure cost liability and the related asset originally recognized.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

Critical Judgements:

●	Determination of functional currency.

The determination of functional currency requires management judgement, particularly where there may be several currencies in which transactions are undertaken and which impact the economic environment in which the entity operates.

●	Income tax – Notes 2.E (b), 21 and 25.

Judgement is required in determining whether deferred tax assets are recognized on the balance sheet. Deferred tax is provided using the balance sheet method on temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets, including those arising from unutilized tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the balance sheet date could be impacted.

●	Recognition of evaluation and exploration assets and transfer to development costs – Note 2.E (f)

The application of the Company´s accounting policy for Exploration and Evaluation (“E&E”) expenditure requires judgement to determine whether future economic benefits are likely from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves and resources.

In addition to applying judgement to determine whether future economic benefits are likely to arise from the Company E&E assets (reserves and resources), the Company has to apply numerous other estimates and assumptions. The determination of a resource is itself an estimation process that involves varying degrees of uncertainty depending on how the resources are classified (i.e., measured, indicated or inferred). These estimates directly impact the deferral (capitalization or not) of E&E expenditures.

2.C Changes in accounting policies and disclosures

The accounting policies adopted in the preparation of the financial statements are consistent with those applied in the preparation of the financial statement for the year ended 31 December 2019. Amendments to standards and interpretations which came into force during the year did not have a significant impact on the financial statements and are as follows:

●	Amendments to IFRS 7, IFRS 9 and IAS 39 Interest Rate Benchmark Reform

The amendments to IFRS 9 and IAS 39 Financial Instruments: Recognition and Measurement provide a number of reliefs, which apply to all hedging relationships that are directly affected by interest rate benchmark reform ("IBOR"). A hedging relationship is affected if the reform gives rise to uncertainty about the timing and/or amount of benchmark-based cash flows of the hedged item or the hedging instrument. These amendments have no impact on the financial statements of the Company as it does not hedge nor have any IBOR benchmarked liabilities.

●	Amendments to IAS 1 and IAS 8 Definition of Material

The amendments provide a new definition of material that states, “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” The amendments clarify that materiality will depend on the nature or magnitude of information, either individually or in combination with other information, in the context of the financial statements. A misstatement of information is material if it could reasonably be expected to influence decisions made by the primary users. These amendments had no impact on the financial statements of, nor is there expected to be any future impact to the Company.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

●	The Conceptual Framework for Financial Reporting

The Conceptual Framework is not a standard, and none of the concepts contained therein override the concepts or requirements in any standard. The purpose of the Conceptual Framework is to assist the IASB in developing standards, to help preparers develop consistent accounting policies where there is no applicable standard in place and to assist all parties to understand and interpret the standards. This will affect those entities which developed their accounting policies based on the Conceptual Framework. The revised Conceptual Framework includes some new concepts, updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts. These amendments had no impact on the financial statements of the Company.

●	Amendments to IFRS 16 Covid-19 Related Rent Concessions

On 28 May 2020, the IASB issued Covid-19-Related Rent Concessions - amendment to IFRS 16 Leases The amendments provide relief to lessees from applying IFRS 16 guidance on lease modification accounting for rent concessions arising as a direct consequence of the Covid-19 pandemic. As a practical expedient, a lessee may elect not to assess whether a Covid-19 related rent concession from a lessor is a lease modification. A lessee that makes this election accounts for any change in lease payments resulting from the Covid-19 related rent concession the same way it would account for the change under IFRS 16 if the change were not a lease modification.

The amendment applies to annual reporting periods beginning on or after 1 June 2020. Earlier application is permitted. This amendment had no impact on the financial statements of the Company

2.D Standards, interpretations and amendments to existing standards that are not yet effective

Certain new standards, amendments and interpretations to existing standards have been published and are mandatory for the accounting periods beginning on or after 1 January 2021 or later periods.

Those that are applicable to the Company are as follows:

●	Interest Rate Benchmark Reform – Phase 2 – Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16

On 27 August 2020, the IASB published Interest Rate Benchmark Reform – Phase 2, Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16.

The amendments provide temporary reliefs which address the financial reporting effects when an interbank offered rate ("IBOR") is replaced with an alternative nearly risk-free interest rate ("RFR").

Introduce a practical expedient for the amendments required by the reform, clarify that hedge accounting is not discontinued solely because of the IBOR reform and introduces disclosures to enable a user to understand the nature and extent of risks arising from IBOR reform.

While application is retrospective, an entity is not required to restate prior periods.

The Company is evaluating the potential impact of adopting the amendments to the financial statements.

2.E Summary of significant accounting policies

(a) Revenue recognition

The Company is involved in the production and sale of gold and silver from doré and concentrate containing both gold and silver. Concentrate and doré bars are sold directly to customers.

Revenue from contracts with customers is recognised when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

Revenue value is determined net of refining and treatment charges but exclude selling expenses and any applicable sales taxes.

The revenue is subject to adjustments based on inspection of the product by the customer. Revenue is initially recognised on a provisional basis using the Company’s best estimate of contained gold and silver. Any subsequent adjustments to the initial estimate of metal content are recorded in revenue once they have been determined.

In addition, certain sales are ‘provisionally priced’ where the selling price is subject to final adjustment at the end of a period, normally ranging from 15 to 120 days after the start of the delivery process to the customer, based on the market price at the relevant quotation point stipulated in the contract. Revenue is initially recognised when the conditions set out above have been met, using market prices at that date. The provisionally priced metal is revalued based on the forward selling price for the quotational period stipulated in the contract until the quotational period ends. The selling price of gold and silver can be measured reliably as these metals are actively traded on international exchanges. The revaluation of provisionally priced contracts is recorded as revenue.

●	Doré Sale

The terms that apply for doré sales is Carriage and Insurance Paid To (‘CIP’), which indicate the moment in which the property and the risk of the MSC good is transferred to the client.

●	Concentrate Sale

For gold and silver concentrate, there are sales under Cost, Insurance and Freight (‘CIF’) or CIP terms. Revenue is recognized at a point in time when the control passes to the customer.

The Sales under CIP or CIF terms requires the Company to be responsible for providing freight/shipping services (as principal) after the date that the Company transfers control of the metal in concentrate to its customers. The Company, therefore, has separate performance obligations for freight/shipping services which are provided solely to facilitate sale of the commodities it produces.

For CIF arrangements, the transaction price (as determined above) is allocated to the metal in concentrate and freight/shipping services using the relative stand-alone selling price method. Under these arrangements, a portion of consideration may be received from the customer in cash at, or around, the date of shipment under a provisional invoice. Therefore, some of the upfront consideration that relates to the freight/shipping services yet to be provided, is deferred.

(b) Income tax

Income tax for the year comprises of current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items charged or credited directly to equity, in which case it is recognized in equity.

Current income tax expense includes the expected tax payable for the year, using tax rates enacted at the statement of financial position date, and any adjustment to tax payable in respect of previous years.

Deferred income tax is estimated using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax assets and liabilities are measured using tax rates that are expected to apply to the period when the asset is realized or the liability is settled based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

(c) Tax contingencies

An estimate tax liability is recognized when the Company has a present obligation because of a past event, it is probable that the Company will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation. The liability is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account risks and uncertainties surrounding the obligation. Separate liabilities for interest and penalties are also recorded if appropriate.

Tax liabilities are based on management´s interpretation of tax law and the likelihood of settlement. This involves a significant amount of judgment as tax legislation can be complex and open to different interpretation. Management uses in-house tax experts, external professional service firms and previous experience when assessing tax risks.

(d) Leases

Right-of-use assets

The Company recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. Right-of-use assets are subject to impairment.

Lease liabilities

At the commencement date of the lease, the Company recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments are recognised as expense in the period on which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of twelve months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (i.e., below US$5,000). Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

(e) Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and impairment losses. Cost comprises its purchase price and directly attributable costs of acquisition or construction required to bring the asset to the condition necessary for the asset to be capable of operating in the manner intended by management. Economical and physical conditions of assets have not changed substantially over this period.

The cost less residual value of each item of property, plant and equipment is depreciated over its useful life. Each item’s estimated useful life has been assessed with regard to both its own physical life limitations and the present assessment of economically recoverable reserves and resources of the mine property at which the item is located. Estimates of remaining useful lives are made on a regular basis for all mine buildings, machinery and equipment, with annual reassessments for

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

major items. Depreciation is charged to cost of production on a units of production basis for mine buildings and installations and plant and equipment used in the mining production process or charged directly to the income statement over the estimated useful life of the individual asset on a straight-line basis when not related to the mining production process. Changes in estimates, which mainly affect units of production calculations, are accounted for prospectively. Depreciation commences when assets are available for use. Land is not depreciated.

An asset’s carrying amount is written-down to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within other income/expenses, in the income statement.

The expected useful lives under the straight-line method are as follows:

Years
Buildings	3 to end of mine life
Plant and equipment	4 to end of mine life
Vehicles	5

Borrowing costs directly attributable to the acquisition or construction of an asset that takes a substantial time to be ready for its intended use are capitalized as part of the cost of the asset. All other borrowing costs are expensed when incurred.

Mining properties and development costs

Purchased mining properties are recognized as assets at their cost of acquisition. Costs associated with developing of mining properties are capitalized and are depreciated upon commencement of commercial production, using the UOP method based.

When a mine construction project moves into the production stage, the capitalization of mine construction costs ceases and costs are either included in the cost of inventory or expensed, except for costs which qualify for capitalization

Construction in progress

Assets in the course of construction are capitalized as a separate component of property, plant and equipment. On completion, the cost of construction is transferred to the appropriate category. Construction in progress is not depreciated.

Subsequent expenditures

Expenditures incurred to replace a component of an item of property, plant and equipment are capitalized to replace the carrying amount of the component being written-off. Other subsequent expenditures are capitalized if future economic benefits will arise from the expenditure, otherwise are expensed in the income statement as incurred.

(f) Evaluation and exploration assets

Evaluation and exploration expenses are capitalized when the future economic benefit of the project can reasonably be regarded as assured, and / or from the date that the Board of Directors authorizes management to conduct a feasibility study.

Expenditures are transferred to mining properties and development costs once the work is completed.

Costs incurred in converting inferred resources to indicated and measured resources (of which reserves are a component) are capitalized as incurred. Costs incurred in identifying inferred resources are expensed as incurred.

(g) Determination of ore reserves and resources

The Company estimates its ore reserves and mineral resources based on information compiled by internal competent persons. Reports to support these estimates are prepared each year. It is the Company’s policy to have the report audited by a Qualified Person.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

Reserves and resources are used in the UOP calculation for depreciation as well as the determination of the timing of mine closure cost and impairment analysis.

(h) Intangible assets

Right to use energy of transmission line

Transmission line costs represent the investment made by the Company during the period of its use. This is an asset with a finite useful life equal to that of the life and amortized applying the UOP method for the mine.

Other intangible assets

Other intangible assets are primarily computer software, which are capitalized at cost and amortized on a straight-line basis over their useful life of three years.

(i) Impairment of non-financial assets

The carrying amounts of property, plant and equipment, intangible assets and evaluation and exploration assets are reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable. If there are indicators of impairment, an exercise is undertaken to determine whether the carrying values are in excess of their recoverable amount. Such review is undertaken on an asset by asset basis, except where such assets do not generate cash flow independent of other assets, and then the review is undertaken at the cash-generating unit level.

The assessment requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of this group of assets.

If the carrying amount of an asset or its cash-generating unit exceeds the recoverable amount, a provision is recorded to reflect the asset at the lower amount. Impairment losses are recognized in the income statement.

Calculation of recoverable amount

The recoverable amount of assets is the greater of their value in use (‘VIU’) and fair value less costs of disposal (‘FVLCD’) to sell. FVLCD is based on an estimate of the amount that the Company may obtain in a sale transaction on an arm’s length basis. VIU is based on estimated future cash flows discounted to present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. The Company’s CGU is the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Company considers the mine site as a CGU.

Reversal of impairment

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(j) Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined using the weighted average method. The cost of work in progress and finished goods (ore inventories) is based on the cost of production.

For this purpose, the cost of production includes:

●	costs, materials and contractor expenses which are directly attributable to the extraction and processing of doré;
●	depreciation of property, plant and equipment used in the extraction and processing of ore;

Net realizable value is the estimated selling price in the ordinary course of business, less applicable selling expenses.

(k) Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

- Initial recognition and measurement

Financial assets are classified initially as assets at amortized cost and /or fair value through other comprehensive income or loss (OCI), and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset´s contractual cash flow characteristics and the Company´s business model for managing them.

Financial assets are measured on initial recognition at fair value, plus, in the case of financial instruments other than those classified as fair value through profit or loss ("FVPL"), the inclusion of directly attributable transaction costs. Trade receivable that do not contain a significant financing component are measured at the transaction price.

Financial liabilities are classified, at initial recognition as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings payables, net of directly attributable transaction costs.

Financial assets

- Subsequent measurement

- Financial assets at fair value through profit or loss

For the year ended December 31, 2020 and 2019, all the Company’s financial assets are classified as assets at FVPL. The Company considers whether a contract contains an embedded derivative when the entity first becomes a party to it. The embedded derivatives are no longer separated from the host and therefore the revaluation of provisionally priced contracts is disclosed within the receivable of the host contract in “trade and other receivables. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

- Derecognition

A financial asset (or, where applicable, a part of a financial asset) is primarily derecognised (i.e., removed from the Company’s statement of financial position) when:

●	The rights to receive cash flows from the asset have expired, or
●The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Company continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Company also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

- Impairment of financial assets

The Company assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

Financial liabilities

- Subsequent measurement – Loans and borrowings

Loans and borrowings are recognized initially at fair value. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate (EIR) method.

Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss.

-Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.

(l) Trade and other receivables

Current trade receivables are carried at the original invoice amount less provision made for impairment of these receivables. Non-current receivables are stated at amortised cost. A provision for impairment of trade receivables is established using the expected credit loss impairment model according to IFRS 9. The amount of the provision is the difference between the carrying amount and the recoverable amount and this difference is recognised in the income statement.

(m) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Mine closure costs

Provisions for mine closure costs are made in respect of the estimated future costs of closure and restoration and for environmental rehabilitation costs (which include the dismantling and demolition of infrastructure, removal of residual materials and remediation of disturbed areas) in the accounting period when the related environmental disturbance occurs.

The rehabilitation provision represents the present value of rehabilitation costs relating to the mine site, and expected to be incurred at the expected end of the mine life. Rehabilitation costs are based on the management estimates using assumptions based on the current economic environment.

The provision is reviewed on an annual basis for changes in cost estimates, discount rates and the expected life of mine.

Changes to estimated future costs are recognized in the statement of financial position by adjusting the mine closure cost liability and the related asset originally recognised. If, for mature mines, the related mine assets net of mine closure cost provisions exceeds the recoverable value, the portion of the increase is charged directly to the income statement. Similarly, for reductions to the estimated costs exceeding the carrying value of the mine asset, such portion of the decrease is credited directly to the income statement. For closed sites, changes to estimated costs are recognized immediately in the income statement.

Actual rehabilitation costs will ultimately depend upon future market prices for the necessary rehabilitation works required that will reflect market conditions at the relevant time. Furthermore, the timing of rehabilitation is likely to depend on when

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

the mine ceases to produce at economically viable rates. This, in turn, will depend upon future gold and silver prices, which are inherently uncertain.

The discount rate used in the calculation of the provision as at 31 December 2020 equaled -1.45% (2019: 0.0%).

Other

Other provisions are accounted for when the Company has a legal or constructive obligation for which it is probable there will be an outflow of resources for which the amount can be reliably estimated.

(n) Cash-settled share-based payments

The fair value of cash-settled share plans is recognized as a liability over the vesting period of the awards. Movements in that liability between accounting dates are recognized as an expense. The fair value of the awards is taken to be the market value of the shares at the date of award adjusted by a factor for anticipated relative Total Shareholder Return (“TSR”) performance. Fair values are subsequently remeasured at each accounting date to reflect the number of awards expected to vest based on the current and anticipated TSR performance.

Uncertainties in estimating the award include potential changes in the TSR, the number of participants in the plan, and levels of interest rates.

(o) Finance income and costs

Finance income and costs mainly include interest expense on borrowings, the accumulation of interest on provisions, interest income on funds invested.

Interest income is recognized as it is incurred, taking into account the effective yield on the asset.

(p) Dividend distributions

Dividend distributions to the Company’s shareholders are recognized as a liability in the Company’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

(q) Cash and cash equivalents

Cash and cash equivalents are carried in the statement of financial position at cost. For the purposes of the statement of financial position, cash and cash equivalents include cash on hand and deposits held with banks for varying periods of between one day and three months and which are subject to insignificant risk of changes in value.

Liquid investments are classified as cash equivalents if the amount of cash that will be received is known at the time of the initial investment and the risk of changes in value is considered insignificant.

(r) Short-term investments

Include deposits held with banks for periods higher than three months.

3. Revenue

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Doré bars
Gold	25,110	59,044	57,033
Silver	16,826	45,113	44,704
Freight/shipping services (note 2.E(a))	662	1,346	1,333
Concentrate
Gold	91,668	83,472	59,085
Silver	69,051	58,937	40,926
Freight/shipping services (note 2.E(a))	2,781	2,803	2,284
Total	206,098	250,715	205,365

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

All revenue from the sale of doré and concentrate is recognized at a point in time when control transfers and revenue from freight is recognized over time as services are provided. Included within revenue is a gain of US$1,947 relating to provisional pricing adjustments (2019: gain of US$1,955, 2018: gain of US$2,119) arising on sales of concentrates and doré.

4. Cost of sales

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Depreciation and amortization	30,976	50,892	50,993
Personnel expenses	30,771	46,547	49,605
Mining royalty (note 26)	5,208	6,412	5,296
Supplies	23,539	35,413	33,112
Third-party services	18,387	29,676	28,630
Others	1,902	2,831	2,660
Change in products in process and finished goods	2,309	(1,972)	6,782
Covid-19 expenses	34,011	-	-
Total	147,103	169,799	177,078

5. Administrative expenses

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Personnel expenses	2,794	2,731	3,469
Professional fees	609	619	556
Travel expenses	73	231	259
Communications	84	81	60
Indirect taxes	1,089	1,144	985
Depreciation and amortization	72	88	61
Supplies	27	150	85
Other	1,215	1,559	1,745
Total	5,963	6,603	7,220

6. Exploration expenses

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Mine site exploration(1)
Third-party services	9,024	9,077	3,654
Personnel expenses	681	794	792
Others	740	761	570
Total	10,445	10,632	5,016

(1)	Mine-site exploration is performed with the purpose of identifying potential minerals within the existing mine-site as well as properties surrounding the mine site, to maintain and extend the mine’s life.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

7. Selling expenses

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Sales commissions	304	246	224
Warehouse services	1,082	1,219	1,237
Taxes	9,202	16,259	5,147
Other	1,116	1,720	1,389
Total	11,704	19,444	7,997

8. Personnel expenses

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Salaries and wages	46,467	43,428	45,637
Other legal contributions	12,559	12,077	11,061
Statutory holiday payments	2,976	3,109	2,952
Long Term Incentive Plan	139	148	412
Termination benefits	1,312	586	1,739
Other	164	528	714
Total	63,617	59,876	62,515

Personnel expenses are included in costs of sales, administrative and exploration expenses (notes 4, 5 and 6) or capitalised to plant and equipment, E&E assets and inventory as follows: year ended December 31, 2020 – US$5,004 (2019: US$9,804, 2018: US$8,649). For 2020 US$ 23,218 were classified as COVID-19 expenses in costs of sales.

Average number of employees for 2020, 2019 and 2018 were as follows:

	Year ended 31 December
	2020	2019	2018
Average number of employees (*)	1,434	1,384	1,212
Total	1,434	1,384	1,212

(*)	Unaudited

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

9. Other income and expenses

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Other income
Export refunds	-	262	1,287
Reversal of impairment	8,304	-	-
Reversal of supplies obsolescence	1,271	-	-
Other	204	216	603
Total	9,779	478	1,890
Other expenses
VAT write-off	98	139	55
Customers write-off(1)	-	66	4,472
Supplies obsolescence	-	316	283
Corporate Social Responsibility	2,689	3,636	2,382
Other	1,970	1,564	894
Total	4,757	5,721	8,086

(1)	Corresponds to Republic Metal Corporation, former customer, who has been under the USC Chapter 11 process since November, 2018.

Other income and expenses for the year ended December 31, 2020, include mainly non-cash income of $9,055 (2019 and 2018 non cash charges $817 and $5,630, respectively) which mainly relate to reversal of impairment of PPE, Intangible assets and E&E assets and reversal of supplies obsolescence.

10. Finance income and costs

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Finance income
Interest on deposits and liquidity funds	389	35	389
Non- cash gain on discount of VAT and other receivables	214	-	-
Unwinding ARO	160	-	-
Other finance income	509	1,151	1,382
Total	1,272	1,186	1,771
Finance costs
Interest on bank loans (note 18)	2,705	186	241
Interest expense	189	212	40
Unwinding of ARO provision	-	68	121
Financial costs	12,770	3,235	3
Non- cash loss on discount of VAT assets and other receivables	-	1,119	1,664
Other	1,082	222	543
Total	16,746	5,042	2,612

Other finance income for 2019 includes a non-cash gain of $965 as a result of implementing IFRIC 23 effective January 1, 2019.

Financial costs for the year ended December 31, 2020 and 2019 mainly represent charges for the acquisition of dollars through the sales of bonds.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

11. Property, plant and equipment

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000	Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended 31 December 2020
Cost
Balance at 1 January 2020	394,361	164,036	123,000	5,050	21,954	2,789	711,190
Additions	16,947	-	2,828	-	1,908	3,289	24,972
Change in closure provision discount rate	-	-	-	-	2,243	-	2,243
Disposals	-	(228)	(4,218)	(1,033)	-	-	(5,479)
Transfers and other movements	-	2,040	1,119	90	-	(3,257)	(8)
Transfers from evaluation and exploration assets	900	-	-	-	-	-	900
Balance at 31 December 2020	412,208	165,848	122,729	4,107	26,105	2,821	733,818
Accumulated depreciation and impairment(2)
Balance at 1 January 2020	360,722	106,292	76,015	3,940	13,937	-	560,906
Depreciation for the year(1)	18,957	5,447	5,669	397	792	-	31,262
Disposals	-	(186)	(3,712)	(1,029)	-	-	(4,927)
Transfers from evaluation and exploration assets	59	-	-	-	-	-	59
Impairment reversal (2)	(3,831)	(1,703)	(987)	-	(1,369)	-	(7,890)
Balance at 31 December 2020	375,907	109,850	76,985	3,308	13,360	-	579,410
Net book amount at 31 December 2020	36,301	55,998	45,744	799	12,745	2,821	154,408

(1)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement, the remaining amount is capitalized.
(2)	Includes an impairment charge of $38,914 (gross value as of the date of its recognition) accrued in previous years, as determined using the fair value less cost to dispose (“FVLCD”) methodology of which a net impairment amount of $9,158 is recorded as of December 31, 2020. In this sense, an impairment reversal amounting to $7,890 was recorded in 2020 with a contra in the account other income and expenses.

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000	Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended 31 December 2019
Cost
Balance at 1 January 2019	367,028	159,585	111,975	4,540	20,966	3,798	667,892
Additions	27,100	-	11,315	-	-	5,174	43,589
Change in closure provision discount rate	-	-	-	-	988	-	988
Disposals	-	(9)	(1,494)	-	-	-	(1,503)
Transfers and other movements	-	4,460	1,204	510	-	(6,183)	(9)
Transfers from evaluation and exploration assets	233	-	-	-	-	-	233
Balance at 31 December 2019	394,361	164,036	123,000	5,050	21,954	2,789	711,190
Accumulated depreciation and impairment (4)
Balance at 1 January 2019	332,717	93,791	68,194	3,231	12,342	22	510,297
Depreciation for the year (3)	27,987	12,501	8,828	709	1,595	(22)	51,598
Disposals	-	-	(1,007)	-	-	-	(1,007)
Transfers from evaluation and exploration assets	18	-	-	-	-	-	18
Balance at 31 December 2019	360,722	106,292	76,015	3,940	13,937	-	560,906
Net book amount at 31 December 2019	33,639	57,744	46,985	1,110	8,017	2,789	150,284

(3)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement, the remaining amount is capitalized.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

(4)	Includes an impairment charge of $38,914 (gross value as of the date of its recognition) accrued in previous years, as determined using the fair value less cost to dispose (“FVLCD”) methodology.

12. Evaluation and exploration assets

Total US$000
Cost
Balance at 1 January 2019	7,650
Additions	-
Transfers to property, plant and equipment	(233)
Balance at 31 December 2019	7,417
Additions	1
Transfers to property plant and equipment	(900)
Balance at 31 December 2020	6,518
Accumulated impairment
Balance at 1 January 2019	605
Transfers to property, plant and equipment	(18)
Balance at 31 December 2019	587
Transfers to property, plant and equipment	(59)
Impairment reversal	(100)
Balance at 31 December 2020	428
Net book value as at 31 December 2019	6,830
Net book value as at 31 December 2020	6,090

13. Intangible assets

	Transmission line(1) US$000	Software licenses US$000	Total US$000
Cost
Balance at 1 January 2019	22,157	1,305	23,462
Additions	-	2	2
Transfer	-	9	9
Balance at 31 December 2019	22,157	1,316	23,473
Additions	-	-	-
Transfer	-	5	5
Balance at 31 December 2020	22,157	1,321	23,478
Accumulated amortization
Balance at 1 January 2019	15,465	1,156	16,621
Amortization for the year(2)	1,188	125	1,313
Balance at 31 December 2019	16,653	1,281	17,934
Amortization for the year(2)	535	27	562
Impairment reversal	(314)	-	(314)
Balance at 31 December 2020	16,874	1,308	18,182
Net book value as at 31 December 2019	5,504	35	5,539
Net book value as at 31 December 2020	5,283	13	5,296

(1)	The transmission line is amortized using the units of production method.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

(2)	Amortization for the period is included in cost of sales and administrative expenses in the income statement.

14. Trade and other receivables

	As at 31 December
	2020		2019
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade receivables (note 29.c)	-	22,553	-	21,182
Advances to suppliers	-	473	-	307
Credit due from exports	562	-	664	-
Receivables from related parties (note 23a)	-	32	-	33
Loans to employees	-	20	-	56
Export duties paid in excess	42	-	83	-
Tax asset – IFRIC 23	212	-	795	-
Other	12	1,482	27	1,882
Prepaid expenses	-	1,585	-	793
VAT(1)	49	9,698	59	12,770
Total	877	35,843	1,628	37,023

(1)	VAT is valued at its recoverable amount.

The fair values of trade and other receivables approximate their book value.

15. Inventories

	As at 31 December
	2020 US$000	2019 US$000
Finished goods	-	1,951
Products in process	1,798	4,473
Supplies and spare parts	23,718	26,284
Provision for obsolescence of supplies	(4,332)	(5,603)
Total	21,184	27,105

Finished goods include doré and concentrate. Doré is an alloy containing a variable mixture of silver, gold and minor impurities delivered in bar form to refiners. Concentrate is a product containing sulphides with a variable content of base and precious metals and is sold to smelters.

The amount of expense recognized in profit and loss related to the consumption of inventory of supplies, spare parts and raw materials is US$23,566 (2019: US$35,563, 2018: US$33,197).

Movements in the provision for obsolescence comprise a decrease in the provision of US$1,271 (increase 2019: US$316, increase 2018:US$283).

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

16. Cash and cash equivalents

	As at 31 December
	2020 US$000	2019 US$000
Cash at bank	27,431	13,931
Current demand deposit accounts(1)	8,083	3,503
Cash and cash equivalents considered for the statement of cash flows	35,514	17,434

(1)	Relates to bank deposits for varying periods of between one day and three months.

The fair value of cash and cash equivalents approximates their book value.

17. Trade and other payables

	As at 31 December
	2020		2019
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade payables(1)	-	8,716	-	15,634
Salaries and wages payable	-	11,566	-	11,488
Taxes and contributions	4	6,888	7	9,789
Guarantee deposits	-	27	-	27
Mining royalty (note 26)	-	315	-	607
Accounts payable to related parties (note 23.a)	743	489	628	612
Other	-	885	200	577
Total	747	28,886	835	38,734

(1)	Trade payables relate mainly to the acquisition of materials, supplies and contractors’ services. These payables do not accrue interest and no guarantees have been granted.

Salaries and wages payable include the following:

	As at 31 December
	2020 US$000	2019 US$000
Remuneration payable	11,566	11,488
Total	11,566	11,488

The fair value of trade and other payables approximate their book values.

18. Borrowings

	As at 31 December
	2020		2019
	Effective interest rate	Current US$000	Effective interest rate	Current US$000
Pre-shipment loans	32,33%	10,628	-	-

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

For short-financing purposes, the Company enters into pre-shipment loans which are guaranteed by the respective sales contracts; movements in pre-shipment loans for the year ended December 31, 2020 are as follows:

	1 January 2020	In flows	Accrued	Exchange difference	Out flows	31 December 2020
Current interest-bearing loans and borrowings	-	-	2,705	(40)	(2,139)	526
Current obligations under pre-shipment loans	-	48,520	-	(2,630)	(35,788)	10,102
Total liabilities from financial activities	-	48,520	2,705	(2,670)	(37,927)	10,628

19. Provisions

	Provision for mine closure(1) US$000	Long Term Incentive Plan(2) US$000	Other US$000	Total US$000
Balance at 1 January 2019	22,599	84	1,769	24,452
Additions/Decreases	67	(15)	(578)	(526)
Accretion	988	-	-	988
Balance at 31 December 2019 (Non-Current)	23,654	69	1,191	24,914
Additions/decreases	1,908	50	(290)	1,668
Accretion	(160)	-	-	(160)
Change in discount rate	2,243	-	-	2,243
Balance at 31 December 2020 (Non-Current)	27,645	119	901	28,665

(1)	The provision represents the present value of the estimated cost to decommission and rehabilitate the mine at the expected date of closure for the mine, of December 31, 2026. The present value of the provision has been calculated using a real pre-tax annual discount rate, based on a US Treasury bond of an appropriate tenure as at 31 December 2020 and 2019 respectively, and the cash flows have been adjusted to reflect the risk attached to these cash flows. Uncertainties on the timing for use of this provision include changes in the future that could impact the time of closing the mine, as new resources and reserves are discovered. The discount rate used is -1.45% and 0.00% respectively.
(2)	Corresponds to the provision related to awards granted under the Long-Term Incentive Plan to designated personnel of the Company.

20. Equity

Share capital issued

Share capital of the Company as at 31 December 2020 is as follows:

	Issued
Class of shares	Number	US$000
Ordinary shares	344,756,530	110,132

Cumulative translation adjustment:

The cumulative translation adjustment includes exchange differences arising from the translation of the financial statements for the period in which the Company had a functional currency different than the reporting currency.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

21. Income tax

The major components of income tax expense for the years ended 31 December 2020 and 2019 are:

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Current income tax:
Current income tax charge	(5,442)	(11,070)	(7,659)
Adjustments in respect of current income tax of previous year	(15)	-	991
Deferred income tax:
Relating to origination and reversal of temporary differences	(1,085)	1,773	1,877
Income tax expense	(6,542)	(9,297)	(4,791)

A reconciliation between tax expense and the product of accounting profit multiplied by Company’s domestic tax rate for the years ended 31 December 2020, 2019 and 2018 is as follows:

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Profit (loss) before income tax	17,467	35,316	(7,019)
At Company´s statutory income tax rate of 30% (2019: 30% and 2018: 35%)	(5,240)	(10,595)	2,106
Expenses not deductible for tax purposes	17	(44)	(62)
Exploration expenses (double deduction)	2,726	2,590	1,399
Foreign exchange differences	(5,807)	(3,268)	(8,988)
Comprehensive fiscal inflation adjustment	2,891	1,858	1,272
Change in tax rate	1,529	(1,229)	-
Impairment reversal effect	2,491	-	-
Nondeductible financial cost	(3,831)	(971)	-
Other	(1,318)	2,362	(518)
Income tax expense	(6,542)	(9,297)	(4,791)

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

Deferred tax expense

Deferred income tax relates to the following:

	Statement of financial position		Income statement
	As at 31 December 2020 US$000	As at 31 December 2019 US$000	2020 US$000	2019 US$000	2018 US$000
PP&E, explorations and evaluation assets, and intangible assets	(36,212)	(33,993)	(2,219)	4,105	(21)
Inventories	(2,548)	(2,441)	(107)	(835)	(52)
Fiscal inflation adjustment	(584)	(1,772)	1,188	(1,772)	-
Other assets	528	1,545	(1,017)	780	2,873
Other accounts payable	-	-	-	-	(149)
Abandonment and mine rehabilitation provision	5,464	4,345	1,119	100	227
Other liabilities	43	92	(49)	(605)	(1,001)
Deferred income tax expense			(1,085)	1,773	1,877
Deferred income tax liabilities, net	(33,309)	(32,224)

Reflected in the statement of financial position
Deferred income tax assets	5,507	4,437
Deferred income tax liabilities	(38,816)	(36,661)
Deferred income tax liabilities net	(33,309)	(32,224)

Tax Reform:

In 2017 the law No. 27,430 had established that the corporate income tax rate would be reduced from 35% to 30% for fiscal years beginning as of January 1, 2018 through December 31, 2019 and to 25% for fiscal years beginning as of January 1, 2020.

Tax on dividends or profit distributed by, among others, Argentine companies or permanent establishments to individuals, undivided properties or beneficiaries residing abroad are distributed based on the following considerations: (i) dividends resulting from the profit accrued during the fiscal years beginning January 1, 2018 through December 31, 2019, will be subject to a 7% withholding tax; and (ii) dividends resulting from profit accrued during the fiscal years beginning on January 1, 2020 will be subject to a withholding tax of 13%.

The reform introduced by the Law No. 27,541, suspended these tax reductions and maintains the originals 30% for income tax and 7% for tax on dividends until fiscal years beginning as of January 1, 2021, inclusive.

Law No. 27,468 had established that for the first three fiscal years beginning as of January 1, 2019, the positive or negative effect of the inflation adjustment provided by the Income Tax Law should be distributed in one third of the in the tax return of the fiscal year in which the adjustment was assessed, and the remaining two thirds, in equal parts, in the two immediately subsequent fiscal years. The abovementioned reform amended such distribution and established that one sixth of the positive or negative adjustment for the first and second fiscal years beginning as from January 1, 2019, should be allocated to the tax return of the year in which the adjustments are assessed, and the remaining balance, to the immediately following five fiscal years. However, for fiscal years beginning as of January 1, 2021, 100% of the adjustment may be deducted/taxed in the fiscal year in which the effect is determined.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

On June 16, 2021, Law No. 27,630 amended the income tax rates for years beginning on or after 1/1/2021. Companies shall pay the tax using the scale set out below: (Expressed in Argentinian pesos).

Accumulated Net Income Tax
More than ARG$	To ARG$	Must pay ARG$	More than %	Above superavit ARG$
$ 0	$ 5.000.000	$ 0	25%	$ 0
$ 5.000.000	$ 50.000.000	$ 1.250.000	30%	$ 5.000.000
$ 50.000.000	Onwards	$ 14.750.000	35%	$ 50.000.000

22. Dividends paid and proposed

	Year ended 31 December
	2020 US$000	2019 US$000	2018 US$000
Declared
Equity dividends:
Dividends for 2018	-	-	26,610
Dividends for 2019	-	18,080	-
Dividends for 2020	702	-	-
Dividends declared	702	18,080	26,610
Dividends paid	701	18,117	21,193

23. Related-party balances and transactions

MSC is a private company, owned by Hochschild Mining Argentina Corporation S.A. (“HMAC S.A.”) with a 51% interest and Minera Andes S.A. (“MASA”) with a 49% interest. HMAC S.A. is an indirect wholly-owned subsidiary of Hochschild Mining Plc. and MASA is an indirect wholly-owned subsidiary of McEwen Mining Inc.

(a) Related-party accounts receivable and payable

The Company had the following related-party balances and transactions during the years ended 31 December 2020 and 2019. The related parties are companies owned or controlled by the main shareholder of the parent company or shareholders.

	Trade and other receivables		Trade and other payables
	As at 31 December 2020 US$000	As at 31 December 2019 US$000	As at 31 December 2020 US$000	As at 31 December 2019 US$000
Current related party balances
Compañía Minera Ares	32	33	413	536
Hochschild Mining Plc.	-	-	819	704
Total	32	33	1,232	1,240

As at 31 December 2020 and 2019, all related parties accounts are, or were, non-interest bearing.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

No security has been granted or guarantees given by the Company in respect of these related party balances.

	2020 US$000	2019 US$000	2018 US$000
Related party transactions
Intercompany services
Compañía Minera Ares	849	1,150	921
Other intercompany transactions
Hochschild Mining Plc	-	44	72
Dividends Declared – See note 22
Hochschild Mining Argentina Corp.	358	9,221	13,571
Minera Andes S.A.	344	8,859	13,039

(b) Compensation of key management personnel of the Company

Compensation of key management personnel (including Directors)	2020 US$000	2019 US$000
Salaries and benefits	519	555
Long Term Incentive Plan	83	96
Total compensation paid to key management personnel	602	651

24. Commitments

Capital commitments

As at 31 December 2020 and 2019, the future capital commitments are as follows:

	Year ended 31 December
	2020	2019
	US$000	US$000
Capital commitments	2,111	2,959
Total	2,111	2,959

As at 31 December 2020 and 2019, capital commitments are related to projects, infrastructure and sustaining and exploration activities started during the year which will be completed during subsequent months.

25. Contingencies

As at 31 December 2020, the Company had the following contingencies:

(a) Taxation

Fiscal periods remain open to review by the tax authorities for five years in Argentina, preceding the year of review. During this time the authorities have the right to raise additional tax assessments including penalties and interest. Under certain circumstances, reviews may cover longer periods.

Because a number of fiscal periods remain open to review by the tax authorities, coupled with the complexity of the Company and the transactions undertaken by it, there remains a risk that additional tax liabilities may arise.

(b) Other

The Company has conducted its operations in the ordinary course of business in accordance with its understanding and interpretation, and based on advice of legal counsel, of applicable legislation in the country in which the Company has operations. In certain specific transactions, however, the relevant authorities could have a different interpretation of those laws and regulations that could lead to contingencies or additional liabilities for the Company. Having consulted legal counsel, management believes that it has reasonable grounds to support its position.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

The assessment of contingencies inherently involves exercise of significant judgment and estimates of the outcome of future events. Uncertainties in estimating the liability includes changes in the legal interpretation that the authorities could make in respect of the Company’s transactions.

26. Mining royalties and taxes

Royalties

In accordance with Argentinian legislation, Provinces (being the legal owners of the mineral resources) are entitled to request royalties from mine operators. For San Jose, the mining royalty was originally fixed at 1.85% of the pit-head value of the production where the final product is doré and 2.55% where the final product is mineral concentrate or precipitates. In October 2012 a new provincial law was passed, which increased the mining royalty applicable to doré and concentrate to 3% of the pit-head value. Since November 2012 the Company has been paying and expensing the increased 3%. As at 31 December 2020, the amount payable as mining royalties amounted to US$315 (2019: US$607). The amount recorded in the income statement was US$5,208 (2019: US$6,412, 2018: US$5,296).

27. Export

Export Duties

The Executive branch is empowered to increase export duties: (i) up to 33% of the tax base or of the official soybean price, (ii) 15% in the case of goods exports not subject to export duties or which were subject to a 0% rate as of September 2, 2018, (iii) 5% in the case of agricultural and industrial products from regional economies, and (iv) 5% of the tax base or of the official FOB price for industrial products and services. In case of MSC, export duties were settled in ARS 4 per dollar for Doré bars and for Concentrate and silver bars ARS 3 per dollar.

Before approving Law No. 27,541, the federal government published Presidential Decree No. 37/2019 (Official Bulletin dated December 14, 2019), which amended the withholdings system, rendered ineffective the ARS 4 per 1 USD dollar cap established by the previous administration in 2018, and increased export duties for doré bars up to 12%.

Finally, accordingly to Law No. 27,541 the export duties rates for mining activity could not be higher than 8% over Freight on Board (FOB) price.

Presidential Decrees 785/2020, 789/2020 and 790/2020 basically refer to:

A reduction from 12% to 8% in the rate of exports duties for a series of tariff positions related to the mining sector (gold, doré bar, granite and marble, among others), effective through December 31, 2021.

Presidential Decree No. 1060/2020 (published in the Official Bulletin on December 31, 2020) establishes new rates as of January 1, 2021, for raw and concentrate silver bars. The rate will stand at 4.5%. The rate on bullion remains at 8% under Presidential Decree No. 785/20, effective through December 31, 2021.

28. Investment regime for mining activity

Law No. 24,196, as amended by Law No. 25,429 establishes a regime for mining investments applicable in all provinces in Argentina. In this regard, on October 21, 1993, the Province of Santa Cruz emulated this mining investment regime through Provincial Law No. 2,332.

Those interested in benefiting from this regime must register with the National Mining Secretary.

The main benefits for the mining companies that carry out activities within the framework of this regime are detailed below:

o	Fiscal stability for a period of thirty years from the date of submission of the Feasibility Study. Fiscal stability for all taxes, to be understood as such all direct taxes and tax contributions that have as taxpayers the companies registered in the register mentioned previously, as well as rights, duties or other import or export charges.
o	Fiscal stability shall also apply to foreign exchange regimes and tariffs, excluding exchange rate and repayments, refunds and/or repayment of charges in connection with exports.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

o	Tax deduction from income tax balance, from the time of submission of the application for registration authorized by Law No. 24,196, of one hundred percent of the amounts invested in exploration expenditures, mineralogical and metallurgical testing, pilot plant and other work to determine the technical and economic feasibility of the projects, subject to treatment as expenses or amortizable investment, appropriate to these in accordance with income tax law.
o	Optional accelerated depreciation regime for income tax on capital investments made towards the execution of new mining projects and expansion of existing ones.
o	In this regard, annual tax depreciation shall not exceed, in each fiscal year, the amount of taxable income generated by mining activities, prior to the transfer of the relevant amortization and, if applicable, once tax losses from prior years are computed. The non-computable surplus in a given fiscal year can be attributed to the following years, considering for each the maximum limit mentioned above. The period during which tax depreciation of assets is computed may not exceed the term of their respective useful lives. The existing residual value at the end of the year, in which the expiration of the useful life of assets occurs, may be attributed entirely to the tax balance of that fiscal year, and the above limitation is not applicable in these cases.
o	Exemption from payment of import duties and any other duty, correlative levy or statistics duty, except other remuneration duties on services, corresponding to the introduction of capital goods, special equipment or component parts of such property and inputs determined by the enforcement authority that are necessary for the execution of the activities covered by this scheme.
o	Recovery of tax credits arising from acquisitions and imports of goods and services for the purposes of carrying out mining activities such as prospection, exploration, mineralogical studies and applied research that after twelve (12) fiscal periods counted from the year in which they were computed, make up the balance of the value added tax.
o	Deduction of the provision for mine closure and abandonment in the determination of income tax, up to an amount equal to five percent of the operating costs of extraction and processing.

Companies registered in the regime will not see an increase in their total tax burden, considered separately in each relevant jurisdiction upon the filing of said Feasibility Study at the national, provincial and municipal levels, which adhere to Law 24,196.

For increases in the total tax burden, the following actions, among others, are mentioned in Law No. 25,429: the creation of new taxes, an increase in the rates, fees or amounts of existing taxes, the modification of the mechanisms or procedures determining the fiscal base for taxes, the repeal of exemptions granted, and the elimination of deductions allowed.

Additionally, with regards to interest payments to foreign financial institutions and entities, included in Title V of the Income Tax Law, fiscal stability also applies to the increase in the rates, fees or amounts in effect on the date of the Feasibility Study to the alteration of rates or mechanisms for determining the estimated net gain of Argentine origin, when companies operating under the regime have agreed by contract to take charge of the respective tax.

Fiscal stability does not include: changes in the value of property, when such valuation is the basis for the determination of a tax, the extension of the validity of rules passed for a certain time, which are in effect at the time fiscal stability is obtained; expiration of exemptions, exceptions or other measures adopted for a certain time, and due to the expiry of that period; contributions towards the Single Social Security System and indirect taxes, including Value Added Tax.

These benefits (except fiscal stability), apply to mining projects of the Company as from 18 April 2002, the date on which the Secretariat of Energy and Mining of the Nation, decided to register the Company in the Register of Mining Investments (Law No. 24,196). Said registration was requested by the Company in October 2001.

On 21 November 2005 the Company submitted the Feasibility Study to the Mining Ministry, from which date it is enjoying the benefits of fiscal stability.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

29. Financial risk management

The Company is exposed to a variety of risks and uncertainties which may have a financial impact on the Company and which also impact the achievement of social, economic and environmental objectives. These risks include strategic, commercial, operational, legal and financial risks and are further categorized into risk areas to facilitate risk reporting across the Company.

The Company has made significant developments in the management of the Company’s risk environment which seeks to identify and, where appropriate, implement the controls to mitigate the impact of the Company’s significant risks.

(a) Commodity price risk

Silver and gold prices have a material impact on the Company’s results of operations. Prices are significantly affected by changes in global economic conditions and related industry cycles. Generally, producers of silver and gold are unable to influence prices directly; therefore, the Company’s profitability is ensured through the control of its cost base and the efficiency of its operations.

The Company has provisional pricing features (included in trade receivables) arising from the sale of concentrate and doré which were provisionally priced at the time the sale was recorded (refer to note 3). For these features, the sensitivity of the fair value to an immediate 10% favorable or adverse change in the price of gold and silver (assuming all other variables remain constant), is as follows:

	Increase/	Effect on
	decrease price of	profit before tax
Year	ounces of:	US$000
2020	Gold +/-10% Silver +/-10%	+/-3,855 +/-3,402
2019	Gold +/-10% Silver +/-10%	+/-3,043 +/-2,354

(b) Foreign currency risk

The Company produces silver and gold which are typically priced in US dollars. A portion of the Company’s costs are incurred in Argentinian pesos. Accordingly, the Company’s financial results are affected by exchange rate fluctuations between the US dollar and the local currency. The long-term relationship between commodity prices and currencies in the country provides a certain degree of natural protection. The Company does not use derivative instruments to manage its foreign currency risks.

The following table demonstrates the sensitivity of financial assets and liabilities, at the reporting date, denominated in their respective currencies, to a reasonably possible change in the US dollar exchange rate, with all other variables held constant, of the Company’s profit before tax:

Year	Increase/decrease in US$/other currencies’ rate	Effect on profit before tax US$000
2020
Argentinian pesos	+/-10%	+/-203
2019
Argentinian pesos	+/-10%	+/-1,010

(c) Credit risk

Credit risk arises from debtors’ inability to make payment of their obligations to the Company as they become due (without taking into account the fair value of any guarantee or pledged assets). The Company is primarily exposed to credit risk as a result of commercial activities and non-compliance, by counterparties, in transactions in cash which are primarily limited to cash balances deposited in banks and accounts receivable at the statement of financial position date.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

Counterparty credit exposure based on commercial activities, including trade receivables and cash balances in banks as at 31 December 2020 and 31 December 2019 is shown as follows:

Summary commercial partners – Trade receivables	As at 31 December 2020 US$000	Credit rating or % collected as at 29 June 2021	As at 31 December 2019 US$000	Credit rating or % collected as at 29 June 2020
LS Nikko	8,559	100%	14,203	94%
Trafigura Perú S.A.C (formerly Consorcio Minero S.A.)	-	100%	818	100%
Aurubis AG (formerly Nordeutsche Affinerie AG)	8,957	100%	3,757	90%
Berzelius Stolberg GMBH	-	100%	835	100%
Aurubis Bulgaria	4,245	100%	903	100%
Argor Heraus S.A.	202	100%	666	100%
Complejo Metalurgico Altonorte S.A	590	100%	-
Total	22,553		21,182

Financial counterparties	As at 31 December 2020 US$000	Credit rating(1)	As at 31 December 2019 US$000
Citibank US	10,799	A+	7,738
BBVA	7,388	A-3	3
BBVA NY	5,712	A-	2,282
JP Morgan	5,026	A-3	-
Citibank N.A.	5,004	A-3	3,459
ICBC	1,325	AA+	229
Santander	2,444	CCC	-
Total	37,697		13,711

(1)	The long-term credit rating as of December 2020.

To manage the credit risk associated with commercial activities, the Company took the following steps:

●	Active use of prepayment/advance clauses in sales contracts;
●	Delaying delivery of title and/or requiring advance payments to reduce exposure timeframe (potential delay in sales recognition);
●	Obtaining parent guarantees or contracting directly with parent company to shore up the credit profile of the customer (where possible); and
●	Maintaining as diversified a portfolio of clients as possible.

To manage credit risk associated with cash balances deposited in banks, the Company took the following steps:

●	Increasing banking relationships with large, established and well-capitalized institutions in order to secure access to credit and to diversify credit risk;
●	Limiting exposure to financial counterparties according to Board approved limits; and
●	Investing cash in short-term, highly liquid and low risk instruments (money market accounts, term deposits, US Treasuries).

Receivable balances are monitored on an ongoing basis. See Note 9 for increase in bad debts.

(d) Liquidity risk

Liquidity risk arises from the Company’s inability to obtain the funds it requires to comply with its commitments, including the inability to sell a financial asset quickly enough and at a price close to its fair value. Management constantly monitors

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

the Company’s level of short- and medium-term liquidity, and its access to credit lines, in order to ensure appropriate financing is available for its operations. In 2020 the Company maintained uncommitted short-term bank lines for approximately US$50,873.

The table below categorizes the undiscounted cash flows of Company’s financial liabilities into relevant maturity groupings based on the remaining period as at the statement of financial position to the contractual maturity date.

	Less than 1 year US$000	Between 1 and 2 years US$000	Between 2 and 5 years US$000	Over 5 years US$000	Total US$000
At 31 December 2020
Trade and other payables	28,886	747	-	-	29,633
Borrowings	10,628	-	-	-	10,628
Provisions	-	-	1,020	27,645	28,665
Total	39,514	747	1,020	27,645	68,926
At 31 December 2019
Trade and other payables	38,734	835	-	-	39,569
Provisions	-	-	1,259	23,655	24,914
Total	38,734	835	1,259	23,655	64,483

(e) Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

●	Level 1 — quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2 — other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
●	Level 3 — techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

As at 31 December 2020 and 2019, the Company held the following financial instruments measured at fair value:

Assets measured at fair value(1)	31 December 2020 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Provisional pricing features	1,947	-	-	1,947

Assets measured at fair value(1)	31 December 2019 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Provisional pricing features	1,955	-	-	1,955

(1)	Within trade receivables.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

During the period ending 31 December 2020 and 2019, there were no transfers between these levels.

The reconciliation of the financial instruments categorized as level 3 is as follows:

(liabilities)/assets US$000
Balance at 1 January 2019	2,119
Loss from the period recognized in revenue	(164)
Balance at 31 December 2019	1,955
Loss from the period recognized in revenue	(8)
Balance at 31 December 2020	1,947

(f) Capital risk management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders, benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital. Management considers as part of its capital, the financial sources of funding from shareholders and third parties. During 2020 management decided to increase its short-term debt which represents a 7% of equity.

During 2019 management decided to decrease its short-term debt. In addition, management reserves the right to use short-term pre-shipment financing (financing of commercial accounts receivables and finished goods inventory).

30. Impairment of Non-financial assets

The Company evaluates annually each asset or CGU at December 31, to determine whether there are any indicators of impairment or impairment reversal. As at December 31, 2020 indicators of impairment reversal were identified. Therefore, the Company performed an impairment test and concluded that impairment reversals are applicable. See Note 11.

31. Economic context and main foreign exchange regulations

Due to the uninterrupted currency flow faced by the Argentine government from the COVID-19 pandemic and the domestic and international economic and financial situation, on September 15, 2020, the BCRA (Central Bank of Argentina) issued Communication “A” 7106 to tighten effective exchange controls for accessing the free and foreign exchange market for the creation of external assets or to settle principal related to financial payables abroad.

This does not apply to (i) loans granted by international bodies or related agencies or secured by them; (ii) loans granted to the debtor by official credit agencies or secured by them; (iii) if the amount for which the foreign exchange market is accessed to settle principal does not exceed USD 1 million per calendar month.

The refinancing plan for payables falling due through December 31, 2020, had to be filed with the BCRA before September 30, 2020. For those falling due between January 1, 2021, and March 31, 2021, they should be filed at least 30 calendar days before the expiry of principal to be refinanced.

Moreover, on February 25, 2021, the BCRA issued Communication “A” 7230, to extend the terms set in Communication “A” 7106 for principal falling due between April 1 and December 31, 2021. The refinancing plan should be filed with the BCRA before Match 15, 2021, for principal falling due between April 1 and April 15, 2021. In the remainder cases, they should be filed at least 30 calendar days before expiry of principal to be refinanced.

Moreover, as of April 1, 2021, the amount for which the debtor accesses the foreign exchange market to settle principal in relation to the loans contained in Communication “A” 7106, point 7, is raised from USD 1 million to USD 2 million.

In the context of the adjustment of the foreign exchange control methods, the BCRA issued Communication “A” 6770 (September 1, 2019); Communication “A” 6854 (December 27, 2019) and Communication “A” 6856 (December 30, 2019) to extend for an indefinite term the foreign trade and exchange regulations issued by the BCRA, which expired on December 31, 2019. The standard included are as follows: (a) exporters are required to enter into the free foreign-exchange market and to convert into Argentine pesos the foreign currency collected from the export of their goods and services within five business days from their collection or crediting in foreign accounts, and there are maximum terms regarding the

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

occurrence of the collection, which are stricter in the case of transactions with related parties and the export of commodities; (b) the importers intending to settle imports on an early basis are required to state through an affidavit that the goods will enter customs within 90 days as of the date of entry into the foreign exchange market or 270 days in the case of capital goods, plus the required previous approval of the BCRA if the foreign provider is a related company of the importer or if longer terms that those agreed upon are required for the entry of goods into customs; (c) the BCRA’s previous authorization is required to access the foreign exchange to draw earnings and dividends, and (d) the BCRA’s prior approval is required to access the foreign exchange market to pay services to affiliates abroad, except for credit card companies for tourism and travel.

As direct measures of the new government due to the persistent economic crisis, on December 23, 2019, Social Solidarity and Productive Reactivation Law No. 27,541, and its Administrative Order No. 58/2019 was published in the Official Bulletin. On December 28, 2019, Presidential Decree No. 99/2019 was published including the regulations to implement the law.

In addition, by virtue of Communication “A” 7030 of May 28, 2020, as supplemented, the BCRA set forth that for a financial institution to grant access to a customer to the free and foreign exchange market to pay the imports of goods or services, the payments of principal and interest from financial payables to foreign parties, and the payment of profits and dividends, among other concepts, the BCRA’s previous approval is required. Otherwise, a sworn statement may be issued by the customer, and the institutions shall verify whether the information is consistent with that appearing in the BCRA’s online system.

It also sets forth that the BCRA’s prior approval is required to access the free and foreign exchange market to (i) prepay the imports of goods or settle the principal of payables arising from the imports of goods, and (ii) settle foreign debt principal if the creditor is related to the debtor. This requirement originally expired on June 30, 2020, but was deferred on several occasions, and Communication “A” 7,151 of May 29, 2020, extended it up through December 31, 2020.

The Argentine government established up to June 30, 2021, the prohibition: (i) to dismiss employees with no fair reason and based on the lack of or reduced work and force majeure, and (ii) to suspend employees on the grounds of force majeure or the lack of or reduced work. It also established that dismissals and suspensions in violation of such provision will produce no effects and the employment relationships and current conditions will remain effective.

The employment public emergency set forth in Presidential Decree No. 34/2019 was extended successively through Presidential Decree No. 528/2020, 961/2020 and 39/2021. Double severance pay for the termination of the employment relationship during the employment crisis remains effective through December 31, 2021.

32. COVID-19

Due to the outbreak of a new coronavirus SARS-CoV-2 (“COVID-19”) in Wuhan, China, in late 2019, and its subsequent global spread to many countries, the World Health Organization (“WHO”) declared the COVID-19 outbreak a pandemic. Most administrations adopted measures to contain contagion, including isolation, lockdown, quarantine, and restriction to the free movement of people, closure of public and private stores, except essential or critical services (healthcare, food, fuel and communications), border closure and drastic decrease in air, sea, railway and land transportation.

In Argentina, the Company’s place of business, Presidential Decree No. 260/2020 of March 12, 2020, as amended, established the health emergency to respond to the crisis caused by the COVID-19 pandemic, and finally, on March 19, 2020, Presidential Decree No. 297/2020, introduced mandatory lockdowns, effective as of March 20, 2020. These measures involved the slowing or suspension of most nonessential activities conducted by individuals. These measures severely harmed domestic, regional and global economies due to the interruptions or delays in supply chains and the increase in economic uncertainty.

On April 2, 2020, through Administrative Decision No. 450/2020, the Argentine government extended the list of activities and services essential under the emergency according to the provisions of Presidential Decree No. 297/20. Such administrative decisions include mining as an essential activity authorized to resume operations across Argentina.

The Company resumed operations following the protocols established internally and by the province, adjusting its operations accordingly (for example, social distancing measures and changes in shifts, among others). Although its production capacity was reduced with respect to normal operations, the Company considers that, should there be no new

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the years ended 31 December 2020, 2019 and 2018

measures or detrimental situations, it will continue operating as it has been operating during the second half of 2020. Therefore, it prepared its financial statements as of December 31, 2020, on a going concern basis.

In line with the measures adopted by several countries to respond to the COVID-19 outbreak, Argentine authorities continued to extend the health emergency. As a result, several measures were adopted to contain the COVID-19 pandemic causing temporary and general disruption of the economic activity.

The measures applicable to places that are considered to have an epidemiological and sanitary risk or have existing epidemiological and sanitary alert continues to the date of issuance of these Financial Statements.

The Company monitors effects of these issues on an ongoing basis and estimates that, based on the information and the effects known to the date of issuance of these financial statements, this situation will not generate a material effect on the Company’s financial position or continuity of its operations.

33. Subsequent Events

Except as mentioned above, at the date of issuance of these financial statements, there have been no significant subsequent events that could have an effect on the company’s assets and results of operations as of December 31, 2020.